Exhibit 10.22

CONFIDENTAL SEPARATION AGREEMENT
AND GENERAL RELEASE

THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is entered into as of March 31, 2015, by and between AMERICAN CAPITAL, LTD., a Delaware corporation (the “Company”), and IRA WAGNER, an individual (“Executive”).

W I T N E S S E T H
WHEREAS, Executive has been President, European Private Finance of the Company pursuant to that Amended and Restated Employment Agreement entered into as of March 27, 2009 (as amended, the “Employment Agreement”), and Executive has been separated from his employment relationship with the Company; and

WHEREAS, the parties wish to set forth certain understandings regarding Executive’s separation from employment.

NOW, THEREFORE, BE IT RESOLVED, the parties, intending to be legally bound and in consideration of the foregoing premises, hereby agree as follows:

1.Separation from Employment.

a.Employment Separation. The parties agree that Executive has separated from his employment with the Company as of March 31, 2015 (the “Separation Date”).

b.Officer and Board Resignation. Executive hereby resigns as of the Separation Date or such earlier date designated by the Company all officer positions with the Company and its affiliates and all board memberships and other positions with all portfolio companies, subsidiaries, and other affiliates of the Company to the extent he has not already done so, and agrees that he will cooperate and execute any other documentation as the Company may require to accomplish the resignations.

2.Compromise Only. This Agreement is entered into for purposes of settlement and compromise only. Neither this Agreement nor anything contained herein, nor any act or thing done in connection herewith, is intended to be or may be construed or deemed to be an admission by any party to this Agreement, including the Company and its affiliates, and any of their employees, predecessors, successors, subsidiaries, officers, directors, shareholders, agents, affiliates, investors, and attorneys (together, the “Company Releasees”) of any liability, fault, or wrongdoing whatsoever. Any liability, wrongdoing, or responsibility on the part of the Company is expressly denied.

3.Consideration.
a.    Acknowledgements. Executive acknowledges and agrees that (i) Executive has received all wages, salary, bonus, expense reimbursements and all other compensation and payments of any nature owed to him by the Company as of the date of this Agreement, (ii) Executive has reported to the Company any and all work-related injuries incurred during employment; (iii) the Company properly provided any leave of absence because of Executive’s or a family member’s health condition and Executive has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; and (iv) Executive has not filed any complaints, claims, or actions against the Company or any Company Releasees.

b.    Base Severance Payments. The Company will pay, and Executive accepts payment of, an amount equal to $1,275,000 (the “Total Base Severance Payment”). The Total Base Severance Payment will satisfy in full the Company’s obligations under Section 4.5(a)(i) of the Employment Agreement and will be paid as follows:

(i)$530,000 or such lesser amount as reasonably determined by the Company to be permitted under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations thereunder (the “Lump Sum Severance”) will be paid in a lump sum on the first administratively practicable payroll date following the later of the expiration of the revocation period described in Section 8.h of this Agreement without revocation by Executive and the Separation Date, but in no event earlier than March 31, 2015 or later than June 1, 2015.

(ii)The remainder will be paid in substantially equal monthly installment payments of $85,000 (each a “Monthly Installment”) beginning on the fifteenth day of the seventh month following the date of Executive’s “separation from service” (as defined in Section 409A of the Code) from the Company; provided that the last Monthly Installment will be in an amount equal to the remainder derived when dividing the excess of the Total Severance Payment over the Lump Sum Severance Payment by $85,000. As an example, if the Lump Sum Severance equals $530,000, then Executive would be paid Monthly Installments in the amount of $85,000 from October 15, 2015 through May 15, 2016, and on June 15, 2016 would be paid a final Monthly Installment in the amount of $65,000 ($1,275,000-$530,000 = $745,000 = ($85,000*8) + $65,000). Each Monthly Installment will be treated as a separate payment for purposes of Section 409A of the Code.

(iii)All payments made to Executive pursuant to this Section 3.b will be reduced by any applicable withholdings.

c.    Enhanced Severance Payments.

(i)    The Company will pay Executive an amount equal to $3,125,000 (the “First Enhanced Severance Payment”), less applicable withholdings. The First Enhanced Severance Payment will satisfy in full the Company’s obligations under Section 4.5(a)(iii) of the Employment Agreement and will be paid no earlier than March 31, 2015 and no later than June 1, 2015.

(ii)    The Company will pay Executive an amount equal to $1,250,000 (the “Second Enhanced Severance Payment”), less applicable withholdings. The Second Enhanced Severance Payment will be paid no earlier than January 1, 2016 and no later than March 15, 2016. The Second Enhanced Severance Payment will satisfy in full the Company’s obligations under Section 4.5(a)(ii) of the Employment Agreement and any obligation the Company might have to pay Executive any bonus for all or any portion of 2015.

d.    Accrued but Unused Vacation. . In accordance with Section 4.3(a) of the Employment Agreement, the Company will pay Executive the value of his accrued but unused vacation as of the Separation Date, less applicable withholdings, no earlier than March 31, 2015 and no later than June 1, 2015.

e.    Employee Benefits. As of the Separation Date, all benefits will cease (except with regard to any rights and benefits as were fully vested as of the Separation Date). The Company will pay to Executive a lump sum amount of $21,551.85 (the “Benefits Payment Amount”), less applicable withholdings, on the first administratively practicable payroll date following the later of the expiration of the revocation period described in Section 8.i of this Agreement without revocation by Executive and the Separation Date, but in no event earlier than March 31, 2015 or later than June 1, 2015. The Benefits Payment Amount will satisfy in full the Company’s obligations under Section 4.5(b) of the Employment Agreement. Executive relinquishes all claims for any benefits that are not fully vested as of the Separation Date; provided, that nothing herein will affect any rights Executive may have under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended, to subscribe for certain benefit plans at his cost following the last day of the month in which the Separation Date falls.

f.    Special Rule on Certain Changes of Control. In the event of a “Change of Control” (as defined in the Employment Agreement) that occurs prior to the earlier of March 31, 2016 and the effective date of a corporate spin‑off transaction generally of the type the Company announced in November 2014:

(i)    The Total Base Severance Payment described in Section 3.b will be increased by $765,000, less applicable withholdings, to be paid in nine (9) equal monthly installments of $85,000 beginning on July 15, 2016;

(ii)    The First Enhanced Severance Payment described in Section 3.c shall be increased by $1,875,000, less applicable withholdings, to be paid in a lump sum as soon as practicable (and in all events within 30 days) after the date of the Change of Control; and

(iii)    The Benefits Payment Amount described in Section 3.e shall be increased by $12,931.11, less applicable withholdings, to be paid in a lump sum as soon as practicable (and in all events within 30 days) after the date of the Change of Control.

g.    Option Acceleration. For purposes of the stock options granted to Executive by the Company under the Company option plans in which Executive participates, Executive’s employment will be deemed to continue through the Separation Date. The vesting of all of the Executive’s Company stock options that are unvested as of the Separation Date will be accelerated effective on the Separation Date (but will not be able to be exercised until as soon as administratively practicable after the revocation period described in Section 8.h of this Agreement has expired without revocation by Executive) and Executive will be given a period of five (5) years from the Separation Date to exercise all of his outstanding stock options (but for any option in no event more than ten (10) years from the date of grant of that option).

h.    Performance Incentive Plan Acceleration. For purposes of the Incentive Awards granted to Executive by the Company under the Company’s Amended and Restated Performance Incentive Plan (the “PIP”), Executive’s employment will be deemed to continue through the Separation Date. The vesting of all of the Executive’s Incentive Awards that are unvested as of the Separation Date will be accelerated effective on the Separation Date (but will not be distributed until as soon as administratively practicable after the revocation period described in Section 8.h of this Agreement has expired without revocation by Executive).

i.    Compliance. All payments and benefits to Executive under this Agreement that are to be made following the Separation Date will be subject to Executive’s continued compliance with this Agreement after the Separation Date.
4.Mutual Releases.
a.    Executive hereby acknowledges full and complete satisfaction of and does hereby release and forever discharge the Company Releasees (as defined in Section 2 above) of and from any and all claims, demands, and causes of action of whatever kind or nature (including without limitation, claims for damages, costs, expenses, and reasonable attorneys’ and accountants’ fees and expenses), whether known or unknown, suspected or unsuspected by Executive (collectively, “Claims”), that Executive now owns or holds or has at any time previously owned or held, up to the date of this Agreement, against the Company Releasees, or any of them, arising or relating, directly or indirectly, to: (i) the employment of Executive by the Company on or prior to the date of this Agreement; (ii) the circumstances related to the execution and delivery of this Agreement; or (iii) the performance of Executive’s duties on behalf of the Company on or prior to the date of this Agreement, whether arising under tort, contract or other law and whether arising under state, federal or other law including, without limitation, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991; the Americans with Disabilities Act; the Age Discrimination in Employment Act (“ADEA”); the Older Workers Benefit Protection Act of 1990 (the “OWBPA”); the National Labor Relations Act (the “NLRA”); the Occupational Safety and Health Act; the Immigration Reform Control Act; § 503 of the Rehabilitation Act of 1973; the Civil Rights Act of 1866; except as otherwise provided herein the Consolidated Omnibus Budget Reconciliation Act of 1985; Executive Order 11246; the Employee Retirement Income Security Act; the Workers Adjustment and Retraining Notification Act; the Sarbanes-Oxley Act of 2002; the United States Constitution, including any rights of privacy thereunder; the Maryland Fair Employment Practices Act; claims for breach of express or implied contract, including breach of the covenant of good faith and fair dealing; claims for unpaid wages, medical expenses, or other benefits or compensation; any claims arising out of any and all employee handbooks, policy and procedure manuals, and other policies and practices of the Company from the time of Executive’s employment to the date Executive signs this Agreement; claims for attorneys’ fees and costs; and any and all claims arising under any other federal, state, or local laws, statutes, regulations, or ordinances, as well as any and all common law legal or equitable claims (the “Executive Release”).

b.    Executive recognizes that he may have some claim, demand, or cause of action against a Company Releasee of which Executive is totally unaware and unsuspecting that Executive is giving up by execution of this release. It is the intention of Executive in executing this release that this release will deprive Executive of each such claim, demand, and cause of action and prevent Executive from asserting it against any Company Releasee (in each case except as such claim, demand, or cause of action has been excluded from the Executive Release).

c.    Executive represents and warrants to the Company that no portion of any claim, demand, cause of action, or other matter released by Executive herein, nor any portion of any recovery or settlement to which Executive might be entitled from any Company Releasee, has been assigned or transferred to any other person or entity, either directly or by way of subrogation or operation of law. Executive hereby agrees to indemnify, defend, and hold the Company harmless from any and all loss, cost, claim, and expense (including, but not limited to, all expenses of investigation and defense of any such claim or action, including reasonable attorneys’ and accountants’ fees, costs, and expenses) arising out of any claim made or action instituted against any Company Releasee by any person or entity that claims to be the beneficiary of any assignment or transfer from Executive and to pay and satisfy any judgment resulting from any settlement of any such claim or action. Although Executive is releasing all claims under the ADEA and OWBPA, Executive understands that this indemnity, defense, and hold harmless agreement does not apply to challenges to the knowing and voluntary nature of this Agreement under the ADEA and OWBPA.

d.    The Company hereby acknowledges full and complete satisfaction of and does hereby release and forever discharge Executive of and from any and all claims, demands, and causes of action of whatever kind or nature (including without limitation, claims for damages, costs, expenses, and reasonable attorneys’ and accountants’ fees and expenses), whether known or unknown, suspected or unsuspected by the Company (collectively, “Company Claims”), that the Company now owns or holds or has at any time previously owned or held, up to the date of this Agreement, against Executive, arising or relating, directly or indirectly, to: (i) the employment of Executive by the Company on or prior to the date of this Agreement; (ii) the circumstances related to the execution and delivery of this Agreement; or (iii) the performance of Executive’s duties on behalf of the Company on or prior to the date of this Agreement, whether arising under tort, contract or other law and whether arising under state, federal or other law and any claims arising out of any and all employee handbooks, policy and procedure manuals, and other policies and practices of the Company from the time of Executive’s employment to the date Executive signs this Agreement.

e.    The Company recognizes that it may have some claim, demand, or cause of action against Executive of which the Company is totally unaware and unsuspecting that the Company is giving up by execution of this release. It is the intention of the Company in executing this release that this release will deprive the Company of each such claim, demand, and cause of action and prevent the Company from asserting it against the Executive (in each case except as such claim, demand, or cause of action has been excluded from this release).

f.    The Company represents and warrants to Executive that no portion of any claim, demand, cause of action, or other matter released by the Company herein, nor any portion of any recovery or settlement to which the Company might be entitled from Executive, has been assigned or transferred to any other person or entity, either directly or by way of subrogation or operation of law. The Company hereby agrees to indemnify, defend, and hold Executive harmless from any and all loss, cost, claim, and expense (including, but not limited to, all expenses of investigation and defense of any such claim or action, including reasonable attorneys’ and accountants’ fees, costs, and expenses) arising out of any claim made or action instituted against Executive by any person or entity that claims to be the beneficiary of any assignment or transfer from the Company and to pay and satisfy any judgment resulting from any settlement of any such claim or action.

5.Certain Agreements.
a.    Confidentiality of Agreement. The parties agree that, except as otherwise required by law or to enforce this Agreement, they will use all reasonable efforts to maintain the confidentiality of the terms of this Agreement and the circumstances related to the negotiation, execution and delivery of this Agreement. In response to employment reference inquiries, the Company will report Executive’s titles at the Company and dates of employment.

b.    Exceptions to Confidentiality. Nothing in Section 5.a. above will prohibit Executive from testifying in response to an administrative or judicial subpoena or prohibit the Company from testifying in any legal, judicial or quasi-judicial forum or proceeding, prevent Executive from informing others of his duties while employed by the Company (subject to his obligations under Sections 5.c through f below) or prevent Executive from informing others of his obligations contained in Sections 5.c through f below.

c.    Mutual Nondisparagement. Executive agrees that he will not disparage any of the Company Releasees. The Company agrees that its officers, directors, managing directors, and human resources personnel will not disparage Executive.

d.    Cooperation. Executive further agrees that he will, upon reasonable notice, furnish any information and assistance to the Company as may be reasonably required by the Company in connection with any litigation or other dispute in which it or any of its predecessors, successors, subsidiaries, officers, directors, shareholders, agents, affiliates, investors, and attorneys is, or may become, a party or otherwise involved. Without limiting the foregoing, Executive agrees to: (i) meet with a Company Releasees’ representatives, counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) provide the Company with notice of contact by any adverse party or such adverse party’s representative, except as may be required by law. Executive will be entitled to reimbursement of reasonable expenses incurred in connection with any assistance provided under this Section 5.d.

e.    Certain Restrictive Covenants. Notwithstanding any other provision of this Agreement, Executive agrees that the terms and conditions of Article V and any related provisions of his Employment Agreement shall continue to apply on and after the date of this Agreement in accordance with the terms of such agreement.

f.    Return of Property. Executive hereby agrees that, except as specifically permitted by the terms of his Employment Agreement, he will, no later than the Separation Date or such earlier date as designated by the Company, surrender and return to the Company all of the Company’s property, including, without limitation, any Company keys, credit cards, computers, hand-held communications devices, equipment, telephones, passwords or other access codes, records, files, lists, drawings, documents, software, tapes and disks, and all documents and other materials prepared by, at or for the Company, or any copies, prints, summaries or compilations of, any software, documents, or other materials originating or belonging to the Company, and Executive will not retain any Company property after the Separation Date or such earlier date as designated by the Company.

g.    Remedies. Executive acknowledges that monetary damages may not be fully adequate to compensate the Company for any breach of this Section 5 by him, and Executive, therefore, consents and agrees that in the event of a breach or proven threatened breach by him of any of the provisions of this Section 5, the Company will be entitled to an injunction or similar equitable relief restraining Executive from using or disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Company or its affiliates or portfolio companies, or from rendering any services to any person, firm, corporation or other entity to whom that knowledge, in whole or in part, has been disclosed or threatened to be disclosed. Nothing herein will be construed as prohibiting the Company from pursuing any other remedies available to the Company for any breach or threatened breach, including the recovery of monetary damages from Executive.

6.Notices. Except as provided elsewhere in this Agreement, all notices and other communications provided for in this Agreement must be in writing and addressed (i) if to the Company, at its Bethesda office or such other address as it may have designated by written notice to Executive, directed to the attention of Dana Smith, and (ii) if to Executive, at Executive’s residence address on the records of the Company or to such other address as Executive may have designated to the Company in writing for the purposes of this Section. Each notice or other communication will be deemed to have been given (i) upon delivery, if hand delivered, (ii) one business day following delivery to a recognized overnight parcel delivery service for delivery and (iii) three business days following mailing by United States certified mail, return receipt requested.

7.Mutual Representations. Executive and the Company each represents, warrants, and agrees as follows:

a. Each party has had the opportunity to consult with counsel of his or its choice regarding the meaning and legal effect of this Agreement, and regarding the advisability of making the agreements provided for herein, and fully understands the same; and

b. Each party has the full right and power to enter into this Agreement, and the person executing this Agreement on behalf of such party has the full right and authority to enter into this Agreement on behalf of such party and the full right and authority to bind such party to the terms and obligations of this Agreement.

8.    Knowing and Voluntary Execution. Executive understands and agrees that he:

a. Carefully has read and fully understands all of the provisions of this Agreement;

b. Knowingly and voluntarily agrees to all of the terms set forth in this Agreement and to be bound by this Agreement;

c. Hereby is advised in writing to consult with an attorney of his choice prior to executing this Agreement, and that this provision satisfies the requirements of the OWBPA;

d. Has had the opportunity and sufficient time to seek legal advice;

e. Does not by entering this Agreement waive rights or claims that may arise after the date this Agreement is executed;

f. Agrees that the payments and benefits provided in this Agreement are in addition to any consideration to which he may already be entitled;

g. May take up to twenty-one (21) days from the date a copy of this Agreement was provided to him to consider whether he desires to execute this Agreement and that if Executive signs and returns this Agreement before the end of the twenty-one (21) day period, it is because Executive freely chose to do so after carefully considering its terms;

h. Has a period of seven (7) days after executing this Agreement to revoke this Agreement. Any revocation of this Agreement must be in writing and delivered to Dana Smith, Senior Vice President and Chief Human Resources Officer, 2 Bethesda Metro Center, Bethesda, MD 20814 (Facsimile: (301) 654-6714). Executive understands that, upon the expiration of the seven (7) day revocation period, this entire Agreement will be binding upon Executive and will be irrevocable and that in the absence of Executive’s execution and non-revocation this Agreement will have no force or effect and Executive will not be entitled to the payments and benefits set forth herein; and

i. Understands and agrees that the payments and benefits provided for under Section 3.b-i hereof will not be made or provided if this Agreement fails, for any reason, to become irrevocably effective on or before the 60th day after the date this Agreement is provided to the Executive.

9.    Exceptions and No Interference with Rights. Nothing in this Agreement is intended to waive claims (a) for unemployment or workers’ compensation benefits, (b) for vested rights under ERISA-covered employee benefit plans as applicable on the date Executive signs this Agreement, (c) that may arise after Executive signs this Agreement, (d) for rights or entitlements to indemnification and/or advancement of fees (whether by contract, charter, by-laws, statute, insurance policy or otherwise), or (e) which cannot be released by private agreement. In addition, nothing in this Agreement including but not limited to the acknowledgements, release, confidentiality of agreement, mutual nondisparagement, cooperation, protection of trade secrets and confidential information, return of confidential information, and return of property provisions, prevent Executive from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, or any other any federal, state or local agency charged with the enforcement of any laws, or from exercising rights under Section 7 of the NLRA to engage in joint activity with other employees, although by signing this release Executive is waiving rights to individual relief based on claims asserted in such a charge or complaint, or asserted by any third-party on Executive’s behalf, except where such a waiver of individual relief is prohibited.

10.    Miscellaneous.
a.    This Agreement will be binding on each party to this Agreement and, as applicable, his or its successors, heirs, assigns, executors and personal representatives.

b.    This Agreement will be governed by and construed in accordance with the laws of the State of Maryland without reference to the conflicts of law provisions of the State of Maryland.

c.    This Agreement may be executed in counterparts, each of which will be considered an original and all of which together will be considered a single agreement.

d.    In the event that any provision of this Agreement is construed by a court of competent jurisdiction to be invalid or unenforceable under applicable law, that provision will remain enforceable to the maximum extent permitted and the enforceability of the remaining provisions of this Agreement will not be affected thereby and this Agreement will be construed in all respects as if the invalid or unenforceable provisions had never been a part of this Agreement.

e.    This Agreement may not be amended or modified or any terms herein waived unless by in writing executed by each of the parties to be bound or affected thereby.

f.    Each party acknowledges that he or it has had the opportunity to negotiate modifications to the language of this Agreement. Accordingly, each party agrees that in any dispute regarding the interpretation or construction of this Agreement, no presumption will operate in favor of or against any party by virtue of his or its role in drafting or not drafting the terms and conditions set forth herein.

g.    Captions used herein are for convenience only and will not be deemed to be a part of this Agreement or be used to construe any of the provisions of this Agreement.

h.    The prevailing party in any action arising out of or relating to this Agreement will be entitled to recover his or its reasonable attorneys’ fees, except this attorneys’ fees provisions does not apply to challenges to the knowing and voluntary nature of this Agreement under the ADEA and OWBPA.

i.    This Agreement is intended to comply, and will be interpreted in a manner consistent, with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other regulatory guidance thereunder (including the exemptions thereto). In no event will the Company or its affiliates be liable for any additional tax, interest or penalties that may be imposed on Executive by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. Section 4.7 of the Employment Agreement regarding the six-month delay under Section 409A is hereby incorporated by reference.

j.    Except as specifically provided herein, from and after the date Executive executes this Agreement, this Agreement supersedes and replaces any and all prior agreements, understandings and arrangements, whether written or oral (“Prior Agreements”), between the parties, including the Employment Agreement and any prior executed versions of this Agreement, and the parties hereby agree that, except as specifically provided herein, this Agreement hereby terminates the Prior Agreements and that they have no ongoing rights, benefits, privileges, duties, obligations, and/or responsibilities arising out of, or in connection with, the Prior Agreements and that all Prior Agreements are terminated, except that this Agreement does not supersede or replace any portion of any previously signed agreements related to confidential information, trade secrets, inventions, or unfair competition. For avoidance of doubt, Executive is not entitled to any payments or benefits in connection with his separation from employment, including but not limited to payments described in the Employment Agreement, other than those specifically described herein. Notwithstanding the foregoing, this Agreement does not supersede any provision in the Company’s or any Company Releasee’s charter or bylaws relating to indemnification.

EXECUTIVE REPRESENTS, WARRANTS, AND ACKNOWLEDGES THAT HE HAS CAREFULLY READ ALL OF THIS AGREEMENT, THAT HE HAS HAD THE OPPORTUNITY TO CONSULT WITH HIS LEGAL COUNSEL CONCERNING THE LEGAL EFFECT OF THIS AGREEMENT AND THE GENERAL RELEASE CONTAINED HEREIN AND THE ADVISABILITY OF MAKING THE AGREEMENTS AND GIVING THE GENERAL RELEASE PROVIDED FOR HEREIN, AND THAT HE FULLY UNDERSTANDS THE SAME. EXECUTIVE FURTHER REPRESENTS, WARRANTS, AND ACKNOWLEDGES THAT HE IS EXECUTING THIS AGREEMENT WITH THE INTENT TO GRANT THE GENERAL RELEASE SET FORTH HEREIN, WITHOUT RELIANCE UPON ANY STATEMENT

OR REPRESENTATION OF COMPANY OR ANY REPRESENTATIVE, EMPLOYEE, DIRECTOR OR ATTORNEY OF COMPANY OTHER THAN AS SET FORTH HEREIN, AND THAT HE HAS SIGNED THIS AGREEMENT ON HIS OWN BEHALF AND OF HIS OWN FREE WILL.

* * * *
IN WITNESS WHEREOF, this Agreement is executed as of the date set forth below.

AMERICAN CAPITAL, LTD.
By: /s/ Dana Smith	4/7/15
Dana Smith	Date
Senior Vice President and Chief Human Resources Officer
IRA WAGNER
/s/ Ira Wagner	3/30/15
Date

ACKNOWLEDGMENT AND UNDERSTANDING

I, Ira Wagner, acknowledge that I have been advised by American Capital, Ltd. (the “Company”) to consult, and have consulted, with my attorney, ___________________ of ______________________, before signing this Agreement, and that I have up to twenty-one (21) days following my receipt of this Agreement to sign and return this Agreement to the Company . I further acknowledge and understand that the payments and other benefits for which this Agreement provides are the consideration to me for my waiver of rights under the federal Age Discrimination in Employment Act and the Older Workers Benefit Protection Act of 1990 and the other releases and discharges in the Agreement.

Finally, I understand that I have the right within seven (7) days after I sign this Agreement to revoke my waiver of rights to claim damages under the Federal Age Discrimination in Employment Act and the Older Workers Benefit Protection Act of 1990. If I do revoke that waiver within the seven-day period, the Agreement will be null and void, and I will immediately return any consideration received hereunder. Any revocation of this Agreement must be in writing and hand-delivered, faxed or sent by overnight mail courier to:

American Capital, Ltd.
2 Bethesda Metro Center, 14th Floor
Bethesda, MD 20814
Facsimile: (301) 654-6714
Attention: Dana Smith

not later than 5:00 p.m. on the seventh (7th) day after I sign this Agreement.

/s/ Ira Wagner	Date: 3/30/15
Ira Wagner